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                                                                   EXHIBIT 99.1


              [CREDIT SUISSE FIRST BOSTON CORPORATION LETTERHEAD]


                                    CONSENT
                                       OF
                     CREDIT SUISSE FIRST BOSTON CORPORATION



We hereby consent to the inclusion of (i) our opinion letter to the Special Committee of the Board of Directors of The Vons Companies, Inc. (the "Company") as Annex B to the Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of SSCI Merger Sub, Inc., an indirect wholly-owned subsidiary of Safeway, Inc., with and into the Company and (ii) references made to our firm and such opinion in the Proxy Statement/Prospectus under the captions entitled "SUMMARY - Opinion of Financial Advisor to the Special Committee" and "THE MERGER - Background of the Merger, Recommendation of the Special Committee and the Vons Board of Directors; Vons' Reasons for the Merger, and Opinion of Financial Advisor to the Special Committee". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.


CREDIT SUISSE FIRST BOSTON CORPORATION



By: /s/ Steven Koch

    Name: Steven Koch
    Title: Managing Director



March 5, 1996